SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2009

CELANESE CORPORATION
(Exact Name of Registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	001-32410 (Commission File Number)	98-0420726 (IRS Employer Identification No.)

1601 West LBJ Freeway, Dallas, Texas 75234-6034

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (972) 443-4000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Departure of Certain Officers

On February 25, 2009, John J. Gallagher, III notified Celanese Corporation (the “Company”) of his resignation, effective March 31, 2009, as the Company’s Executive Vice President, Acetyl Intermediates and President, Celanese Asia.  Mr. Gallagher is leaving the Company to pursue other opportunities.

On February 25, 2009, Miguel A. Desdin, Vice President and Controller, notified the Company of his resignation as Vice President and Controller effective March 2, 2009.  Mr. Desdin plans to remain with the Company for a period of time to assist in transitioning the role after which he will leave to pursue other opportunities.

(c)	Appointment of Certain Officers

On March 2, 2009, the Company announced that Christopher W. Jensen, age 42, has been appointed as the Company’s Vice President and Corporate Controller, effective March 2, 2009.  Mr. Jensen has served as the Company’s Vice President, Finance and Treasurer since May 2008. Mr. Jensen was previously the Company’s Assistant Corporate Controller from March 2007 through April 2008, where he was responsible for SEC reporting, internal reporting, and technical accounting. In his initial role at Celanese from October 2005 through March 2007, he built and directed the company’s technical accounting function.  From August 2004 to October 2005, Mr. Jensen worked in the inspections and registration division of the Public Company Accounting Oversight Board.  Prior to that time, he spent 13 years at PricewaterhouseCoopers, a public accounting firm, in various positions in both the auditing and merger & acquisition groups.  Mr. Jensen earned master’s and bachelor’s degrees in accounting from Brigham Young University, and is a Certified Public Accountant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELANESE CORPORATION

Date : March 2, 2009	By:	/s/ David N. Weidman
Name: David N. Weidman
Title: Chairman and Chief Executive Officer